EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of May 1st , 2009 by and between Glenn Peipert (“Employee”) and Conversion Services International, Inc. (the “Company”).

WHEREAS, the Company is engaged in the business of data warehousing and business intelligence consulting; and

WHEREAS, the Company and Employee are willing to continue an employment relationship, on the terms, conditions and covenants set forth in this Agreement;

NOW, THEREFORE, in consideration of Employee’s continued of employment with the Company, the mutual covenants contained herein and other good and valuable consideration, the receipt of which the Company and Employee hereby acknowledge, Employee and the Company agree, as follows:

1.            Role.  Employee agrees to employment with the Company, and the Company hereby employs Employee, in the position of  Executive Vice President / Chief Operating Officer of the Company.  Employee further agrees to perform the job duties and to carry out the responsibilities of that position, and such other duties and responsibilities traditionally associated with such position, as determined by the CEO of the Company from time to time. It is also understood that during the term of this agreement that Employee reports to  President and CEO of the company.

(a) Additional Duties - Employee’s will also function as a senior business development officer of the company, which involves finding new leads and opportunities for the company and cultivating those relationships with customers, partners, and prospects for the company.
2.            Employee’s Effort.  Employee shall perform his duties in the capacity as an employee and in such capacity shall spend his full working time and best efforts, skill and attention to his position and to the business and interests of the Company.

3.            Salary:

(a)           The Company shall pay Employee (i) base compensation (the "Salary")  for services rendered in the amount of Two Hundred Seventy Five Thousand Dollars ($275,000) per annum payable on a semi-monthly basis.

(b)          The Employee will receive an incentive as follows:

1.
When Employee is billed out to a CSI client, then Employee will receive an additional incentive payment equal to 10 % of his hourly billable rate billed to that client. This payment will be included in the Gross Profit calculation.

2.
Employee shall receive 1.5 % of the gross revenue of any new business, leads, opportunities brought in to CSI by Employee generated by business partner SAP, or any sales cycles supported by Employee,  which result in new recognized revenue.  These revenue opportunities will require CEO approval before they will be eligible for payment.

3.
Employee shall receive 2.5% of net income of the Company for the period beginning on May 1st 2009 ending December 31st 2009 provided that net income is greater than  $ 133,000 dollars. For the purpose of calculating net income for the incentive payment in this Section 3(b)(3), depreciation expense included in the Employee’s net income shall be added back. Payment of this incentive will be by March 31st 2010 at the discretion of the CFO.  Net income is calculated using GAAP and certified by the CFO of the Company.  Thereafter, this incentive payment will be based on the annual net income of the Company and paid if net income is in excess of $200,000 and payable at the CFO’s discretion on March 31 of such successive year.  If the contract is not renewed, then payment will be based on net income from January 1, 2010 thru termination, assuming it exceeds an average of $ 16,667 per month for the duration of  the employment period, payable at the CFO’s descretion upon non renewal or contract termination.

Incentives other than those in subsection (b) above will be calculated monthly and paid when CSI receives payment from the client/customer, the payment of the incentive will be in the normal month-end payroll cycle in the month received  payment from the client. If the client does not pay the invoice within 90 days of billing, then the commission for that invoice will deducted from the current month-end salary and incentive payment.

Any disputes in the interpretation of the above incentive plan shall be adjudicated by the compensation committee of the Board of Directors of the company, whose decision is final

4.	Benefits.

(a)            Employee will be entitled to at least nine (9) paid holidays and two (2) personal days each calendar year.  The Company will notify Employee on or about the beginning of each calendar year with respect to the holiday schedule for the coming year.  Personal days, if any, will be scheduled in advance subject to requirements of the Company.  Such personal days must be taken during the calendar year and cannot be carried forward into the next year.

(b)            Employee shall be entitled to twenty five (25) paid vacation days each year.

(c)            Employee shall be entitled to sick leave and emergency leave according to the regular policies and procedures of the Company.  Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the Board of Directors or any committee thereof.

(d)           The Company agrees to include Employee in the group medical and hospital plan of the Company and provide group life insurance for Employee at no charge to Employee in the amount of the Salary during this Agreement.  Employee shall be responsible for payment of any federal or state income tax imposed upon these benefits.

(e)            Employee shall be entitled to participate in any pension or profit sharing plan, incentive stock option plan or any other type of plan adopted by the Company for the benefit of its officers and/or regular employees.

(f)             The Company will reimburse car payments up to $1,200.00 dollars per month for one car that is used for Company business.  In addition all actual expenses for insurance, gas, oil, tolls, parking, car maintenance and any lease mileage overage will be reimbursed with proper documentation presented to the CFO. The Employee shall be responsible for payment of any federal or state income tax imposed upon these benefits, if any.  The Employee must pay all invoices directly and submit an expense report in order to be reimbursed for these expenses.

 (g)            Employee shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Employee in the performance of Employee's duties. Employee will maintain records and written receipt as required by the Company policy and requested by the Board of Directors of the Company to substantiate such expenses.

5.            Term; Termination.  This Agreement and the status and obligations of Employee thereunder as an employee of the Company (except as provided for below) shall cease and terminate effective upon the close of business on April 31, 2010 (the “Expiration Date”) unless earlier terminated pursuant to this Section 5 or further extended by the parties hereto in writing in a separate instrument; provided, however, that upon such date said termination shall not affect any rights that may have been specifically granted to Employee by the Board of Directors of the Company or a designated committee thereof pursuant to any of the Company’s retirement plans, supplementary retirement plans, profit sharing and savings plans, healthcare, 401(k) or any other employee benefit plans sponsored by the Company by its terms that continue after such termination, it being understood that no such rights are granted hereunder.  In addition, notwithstanding the expiry or termination of this Agreement pursuant to this Section 5 or otherwise, Employee’s rights and obligations under Sections 7 through 12 inclusive of this Agreement shall survive such termination or expiration of this Agreement in accordance with the terms of such Sections.

(a)            Death or Disability.  This Agreement shall automatically termiante upon the death or disability of Employee and all his rights hereunder, including the rights to receive compensation and benefits, except as otherwise required by law.

(b)           Termination with Notice by Either Party.  The Company or Employee may terminate this Agreement for any reason or no reason upon sixty (30) days prior written notice to the other.  The Company shall pay Employee a lump sum of $35,000 at the date of termination.

(c)            At the date of termination, the employee’s incentive plan shall terminate including all vested rights in such plan as described in Section 3 (b). Payments due under such plan, if any due up until the date of termination, shall be paid within 30 days from date of termination.

6.            Ommitted

7.            Confidentiality.  Employee shall keep confidential, except as the Company may otherwise consent in writing, and not disclose or make any use of except for the benefit of the Company, at any time either during the term of this Agreement or therafter, any trade secrets, knowledge, data or other information of the Company relating to the products, processes, know how, technical data, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, and product pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates which Employee may produce, obtain or otherwise learn of during the course of Employee’s performance of services (collectively “Confidential Information”).  Employee shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of a duly authorized representative of the Company, except in connection with the dischage of his duties thereunder.  The terms of this paragraph shall survive termination of this Agreement.  Notwithstanding anything to the contrary herein, Employee shall not have any obligation to keep confidential any information (and the term "Confidential Information" shall not be deemed to include any information) that (a) is generally available to the public through no fault or wrongful act of Employee in breach of the terms hereof, (b) is disseminated by the Company or any of its affiliates publicly without requiring confidentiality, (c) is required by law or regulation to be disclosed by Employee, or (d) is required to be disclosed by Employee to any government agency or person to whom disclosure is required by judicial or administrative process.

8.            Return of Confidential Material.  Upon the completion or other termination of Employee’s services for the Company, Employee shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, computers, data files,   documents, notes and books and data of any nature pertaining to any invention, trade secret or Confidential Information of the Company or to Employee’s services, and Employee will not take with him any description containing or pertaining to any Confidential Information, knowledge or data of the Company which Employee may produce or obtain during the course of his services.  The terms of this paragraph shall survive termination of this Agreement.

9. (a) Non-Solicitation of Customers.  During employee’s employment and for a period of one (1) year following the date of any voluntary or involuntary termination of Employee’s employment for any reason by either Employee or Employer, Employee agrees not to , directly or indirectly, contact, solicit, divert, appropriate or call upon with the intent of doing business with the customers or clients of Employer with whom Employee has  had material contact during the final year of Employee’s employment with Employer if the purpose of such activity is either (1) solicit these customers or clients or (2) to otherwise encourage any such customer or client to discontinue , reduce, or adversely alter the amount of its business with Employer.

b) Non-Piracy of Employees and Independent Contractors. During Employee’s employment and for a period of one (1) year following the date of any voluntary or involuntary termination of Employee’s employment for any reason by either Employee or Employer, Employee covenants and agrees that Employee  shall not, directly or indirectly, solicit, recruit, or hire or oth erwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor of Employer who performed work for Employer within the final year of Employee’s employment with Employer.

10.           Other Obligations.

(a)           Employee acknowledges that the Company from time to time may have agreements with other persons which impose obligations or restrictions on the Company made during the course of work thereunder or regarding the confidential nature of such work.  Employee will be bound by all such obligations and restrictions and will take all action necessary to discharge the obligations of the Company thereunder.

(b)           All of Employee’s obligations under this Agreement shall be subject to any applicable agreements with, and policies issued by the Company to which Employee is subject, that are generally applicable to the five highest paid executives of the Company.

11.           Trade Secrets of Others.  Employee represents that his performance of all the terms of this Agreement as employee to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust, and Employee will not disclose to the Company, or allow the Company to use, any confidential or proprietary information or material belonging to any other person or entity.  Employee will not enter into any agreement, either written or oral, which is in conflict with this Agreement.

12.           Injunctive Relief.  Employee acknowledges that any breach or attempted breach by Employee of paragraphs 7 through 12 of this Agreement shall cause the Company irreparable harm for which any adequate monetary remedy does not exist.  Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to obtain injunctive relief, without the necessity of posting a bond or other surety, restraining such breach or threatened breach.

13.           Modification.  This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by Employee and by the Company.  Any subsequent change or changes in Employee’s relationship with the Company or Employee’s compensation shall not affect the validity or scope of this Agreement.

14.           Entire Agreement.  Employee acknowledges receipt of this Agreement, and agrees that with respect to the subject matter thereof, it is Employee’s entire agreement with the Company, superseding any previous oral or written communications, representations, understandings with the Company or any office or representative thereof.  Each party to the Agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of the Agreement.

15.           Severability.  In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fall on account thereof, but shall otherwise remain in full force and effect, and such paragraph or provision shall be enforced to the maximum extent permissible.

16.          Successors and Assigns.  This Agreement shall be binding upon Employee’s heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

17.           Governing Law.  This Agreement shall be governed by the laws of the State of New Jersey except for any conflicts of law rules thereof that might direct the application of the substantive law of another state.

18.           Counterparts.  This Agreement may be signed in counterparts and by facsimile transmission, each of which shall be deemed an original and both of which shall together constitute one agreement.

19.           No Waiver.  No waiver by either party hereto of any breach of this Agreement by the other party hereto shall constitute a waiver of any subsequent breach.

20.           Notice.  Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

21.           Arbitration clause - In the event of any dispute between the parties which arises under this Agreement, such dispute shall be settled by arbitration in accordance with the rules for commercial arbitration of the American Arbitration Association (or a similar organization) in effect at the time such arbitration is initiated., A list of arbitrators shall be presented to the Claimant and Respondent from which one will be chosen using the applicable rules. The hearing shall be conducted in New Jersey, unless both parties consent to a different location. The decision of the arbitrator shall be final and binding upon all Parties.

The prevailing party shall be awarded all of the filing fees and related administrative costs. Administrative and other costs of enforcing an arbitration award, including the costs of subpoenas, depositions, transcripts and the like, witness fees, payment of reasonable attorney's fees, and similar costs related to collecting an arbitrator's award, will be added to, and become a part of, the amount due pursuant to this Agreement. Any questions involving contract interpretation shall use the laws of New Jersey. An arbitrator's decision may be entered in any jurisdiction in which the party has assets in order to collect any amounts due hereunder.

The undersigned have executed this Agreement as of the date first forth above.

CONVERSION SERVICES INTERNATIONAL, INC.

By:
Name: Lori Cohen
Title: President and Chief Executive Officer

Glenn Peipert